                                                                    Exhibit 12.1

                            BFC FINANCIAL CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)



                                                                            Years ended December 31,
                                                  -------------------------------------------------------------------------
                                                     2003            2002            2001            2000            1999
                                                  ---------       ---------       ---------       ---------       ---------
Fixed charges:
 Interest                                         $ 113,385         151,878         188,838         211,406           1,613
 Eliminate BankAtlantic Bancorp and
  and Levitt                                       (112,222)       (150,725)       (187,599)       (210,012)             --
                                                  ---------       ---------       ---------       ---------       ---------
                                                  $   1,163           1,153           1,239           1,394           1,613
                                                  =========       =========       =========       =========       =========

Earnings (loss):
 Pretax earnings (loss) before minority
  interest, discontinued operations,
  extraordinary items and cumulative
  effect of change in accounting principle        $ 101,138          50,301          47,975          35,263          11,434
 Eliminate BankAtlantic Bancorp and Levitt         (107,024)        (54,730)        (53,622)        (39,932)        (10,501)
 Eliminate other partnerships                         3,213           1,427           4,111           1,795              --
 BankAtlantic Bancorp/BankAtlantic dividends          1,686           1,581           1,468           1,288           1,236
 Fixed charges                                        1,163           1,153           1,239           1,394           1,613
                                                  ---------       ---------       ---------       ---------       ---------
                                                  $     176            (268)          1,171            (192)          3,782
                                                  =========       =========       =========       =========       =========


Ratio                                                  0.15           (0.23)           0.95           (0.14)           2.34
                                                  =========       =========       =========       =========       =========

Coverage deficiency                               $     987           1,421              68           1,586              --
                                                  =========       =========       =========       =========       =========



    The operations of BankAtlantic Bancorp have been eliminated since there is a dividend restriction between BankAtlantic Bancorp's primary subsidiary, BankAtlantic, and BankAtlantic Bancorp.